                              BANANA RIVER SQUARE
                                Cocoa Beach, FL


                          REAL ESTATE SALE AGREEMENT
                          --------------------------

     THIS REAL ESTATE SALE AGREEMENT (this "Agreement") is made as of the 17th day of June, 1997, by and between FIRST CAPITAL INSTITUTIONAL REAL ESTATE, LTD.-2, a Florida limited partnership ("Seller") having an office at Two North Riverside Plaza, Chicago, Illinois 60606, and VICTORY DEVELOPERS, INC., a Georgia corporation ("Purchaser") having an office at 506 45th Street, Suite B5, Columbus, Georgia 31904.

                                   RECITALS
                                   --------

     A. Seller is the owner of a certain parcel of real estate (the "Real Property") in Cocoa Beach, Florida, which parcel is more particularly described in attached Exhibit A, and upon which is located a shopping center commonly known as "Banana River Square".

     B. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Property (as such term is hereinafter defined), each in accordance with and subject to the terms and conditions set forth in this Agreement.

     THEREFORE, in consideration of the above Recitals, the mutual covenants and agreements herein set forth and the benefits to be derived therefrom, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

     1.   PURCHASE AND SALE.

     Subject to and in accordance with the terms and conditions set forth in this Agreement, Purchaser shall purchase from Seller and Seller shall sell to Purchaser the Real Property, together with: (i) all buildings and improvements owned by Seller and any and all of Seller's rights, easements, licenses and privileges presently thereon or appertaining thereto; (ii) Seller's right, title and interest in and to the leases (the "Leases") affecting the Property or any part thereof; (iii) all furniture, furnishings, fixtures, equipment, maintenance vehicles, tools and other tangible personalty owned by Seller, located on the Property and used in connection therewith; and (iv) all right, title and interest of Seller under any and all of the maintenance, service, advertising and other like contracts and agreements with respect to the ownership and operation of the Property (the "Service Contracts"); all to the extent applicable to the period from and after Closing (as such term is hereinafter defined); (items (i) through (iv) above, together with the Real Property, are collectively referred to in this Agreement as the "Property"). All of the foregoing expressly excludes all property owned by tenants and other users and occupants of the Property.

     2.   PURCHASE PRICE.

     The purchase price to be paid by Purchaser to Seller for the Property is Five Million Two Hundred Thousand Dollars ($5,200,000) (the "Purchase Price"). The Purchase Price shall be paid as follows:

          A.   Earnest Money.

               (i) Upon execution of this Agreement by Purchaser, Purchaser shall deliver to Lawyers Title Insurance Corporation, National Division Office, 40 East Mitchell Drive, Suite 100, Phoenix, Arizona 85012 ("Title Insurer"), initial earnest money (the "Initial Earnest Money") in the sum of Seventy-Five Thousand Dollars ($75,000). If Purchaser does not terminate this Agreement pursuant to and in accordance with Section 9 below, Purchaser shall, on or before the thirtieth (30th) day after the date of this Agreement, deposit with the Title Insurer additional earnest money (the "Additional Earnest Money") in the sum of Seventy-Five Thousand Dollars ($75,000). The Initial Earnest Money and, if deposited or required to be deposited with the Title Insurer, the Additional Earnest Money, together with any interest earned thereon net of investment costs, are referred to in this as the "Earnest Money". The Earnest Money shall be invested as Seller and Purchaser so direct. Any and all interest earned on the Earnest Money shall be reported to Purchaser's federal tax identification number.

               (ii) If the transaction closes in accordance with the terms of this Agreement, at Closing, the Earnest Money shall be delivered by Title Insurer to Seller as part payment of the Purchase Price. If the transaction fails to close due to a default on the part of Purchaser, the Earnest Money shall be delivered by Title Insurer to Seller, such delivery to be without prejudice to the other rights and remedies of Seller due to such a default as provided in this Agreement or at law or in equity conferred. If the transaction fails to close due to a default on the part of Seller, the Earnest Money shall be delivered by Title Insurer to Purchaser, and Purchaser shall have the remedy provided for in Section 8(A) below.

          B.   Cash at Closing.

          At Closing, Purchaser shall pay to Seller, by wire transferred current federal funds, an amount equal to the Purchase Price, minus the sum of the Earnest Money and any interest earned thereon which Seller receives at Closing from the Title Insurer, and plus or minus, as the case may require, the closing prorations and adjustments to be made pursuant to Section 4.C. below.

     3.   EVIDENCE OF TITLE.

     Except as otherwise provided in this Section 3, Purchaser shall have until the expiration of the Review Period (as hereinafter defined) to examine title to the Property. Purchaser shall be responsible for obtaining from Title Insurer, at Purchaser's expense, a title insurance commitment (the "Title Commitment") covering the Property. Purchaser shall instruct Title Insurer to deliver to Purchaser and Seller copies of the Title Commitment and all instruments referenced in Schedule B thereof. At Closing, Purchaser shall be entitled to obtain a later-dated commitment reflecting the conveyance of the Property to Purchaser, subject only to those exceptions which become Permitted Exceptions pursuant to this Section 3 (collectively, the "Permitted Exceptions").
Purchaser shall have five (5) days after its receipt of the Title Commitment within which to notify Seller of any such exceptions to which it objects. If any such exceptions arise between the date of the Title Commitment and the Closing, Purchaser shall have five (5) days after its receipt of notice of same within which to notify Seller of any such exception to which it objects. Any such exceptions not objected to by Purchaser as aforesaid shall become Permitted Exceptions. If Purchaser objects to any such exceptions, Seller shall have until Closing (but in any event at least fifteen (15) days after it receives notice of Purchaser's objection(s)) to remove such exceptions by waiver or endorsement by the Title Insurer. Seller shall be obligated to cause all monetary liens arising prior to Closing which were intentionally caused by Seller to be paid or otherwise insured over in or removed from the title policy to be issued by Title Insurer at Closing. If Seller fails to remove any such exceptions as aforesaid, Purchaser may, as its sole and exclusive remedy, terminate this Agreement and obtain a return of the Earnest Money. If Purchaser does not elect to terminate this Agreement, Purchaser shall consummate the Closing and accept title to the Property subject to all such exceptions (in which event, all such exceptions shall be deemed "Permitted Exceptions").

     4.   CLOSING.

          A.   Closing Date.

          The "Closing" of the transaction contemplated by this Agreement (that is, the payment of the Purchase Price, the transfer of title to the Property, and the satisfaction of all other terms and conditions of this Agreement) shall occur on the fifteenth (15th) day following the expiration of the Review Period, with all closing deliveries to be made through Title Insurer, with the Purchase Price wire-transferred to Title Insurer and the closing documents mailed to or otherwise deposited with Title Insurer. The "Closing Date" shall be the date of Closing. If the date of Closing above provided for falls on a Saturday, Sunday or legal holiday, the Closing Date shall be the next business day.

          B.   Closing Documents.

               (i) Seller. At Closing, Seller shall deliver to Purchaser the following:

                      (a) a "Special" or "Limited" Warranty Deed, subject to Permitted Exceptions, in form acceptable to the Title Insurer;

                      (b) a "special" or "limited" warranty bill of sale sufficient to transfer to Purchaser title to the tangible personal property and expressly disclaiming any warranties other than as to title as aforesaid;

                      (c) a letter advising tenants under the Leases of the change in ownership of the Property;

                      (d) an assignment of the Leases and Service Contracts (other than those Service Contracts for which Purchaser notifies Seller in writing, prior to expiration of the Review Period, that it requires Seller to terminate);

                      (e) an affidavit stating, under penalty of perjury, Seller's U.S. taxpayer identification number and that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code;

                      (f) a closing statement executed by Seller setting forth the prorations and adjustments to the Purchase Price as required by Section 4(C) below (the "Closing Statement"); and

                      (g) such other documents as may be reasonably required by the Title Insurer.

               (ii) Purchaser. Purchaser shall deliver or cause to be delivered to Seller at Closing:

                      (a)   the funds required pursuant to Section 2(C) above;

                      (b) an assumption agreement whereby Purchaser assumes all liabilities and agrees to perform all obligations of Seller under the Leases and those Service Contracts assigned to Purchaser at Closing;

                      (c) a form notifying the State of Florida of transfer of ownership for sales tax purposes;

                      (d) a copy of the Closing Statement countersigned by Purchaser; and

                      (e) such other documents as may be reasonably required by the Title Insurer.

               (iii) Within fifteen (15) days after the date of this Agreement, Seller and Purchaser shall agree upon the form of all closing documents, other than those which are attached to this Agreement as Exhibits. If Seller and Purchaser do not or cannot agree upon the form of all such closing documents within said 15-day period, then either party may terminate this Agreement by notice received by the other party within five (5) days after the expiration of said 15-day period. If neither Seller nor Purchaser terminates this Agreement as aforesaid, then Purchaser's or Seller's failure to so terminate within said 15-day period shall constitute its acceptance of the form of all closing documents then most recently proposed by Seller.

          C.   Closing Prorations and Adjustments.

               (i) The following items are to be prorated or adjusted (as appropriate) as of the close of business on the Closing Date, it being understood that for purposes of prorations and adjustments, Seller shall be deemed the owner of the Property on such day and Purchaser shall be deemed the owner of the Property as of the day after the Closing Date:

                      (a) real estate and personal property taxes and assessments (on the basis of the most recent ascertainable tax bill if the current bill is not then available);

                      (b) the "minimum" or "base" rent payable by tenants under the Leases; provided, however, that rent and all other sums which are due and payable to Seller by any tenant but uncollected as of the Closing shall not be adjusted, but Purchaser shall cause the rent and other sums for the period prior to Closing to be remitted to Seller if, as and when collected. At Closing, Seller shall deliver to Purchaser a schedule of all such past due but uncollected rent and other sums owed by tenants. Purchaser shall include the amount of such rent and other sums in the first bills thereafter submitted to the tenants in question after the Closing, and shall continue to do so for twelve (12) months thereafter. Purchaser shall promptly remit to Seller any such rent or other sums paid by scheduled tenants, but only if a deficiency in the then current rent is not thereby created. To the extent not set forth on said schedule, percentage or overage rent and reimbursement of real estate taxes payable, common area maintenance, mall maintenance, utility charges, water and sewer charges, insurance and merchant's association dues and assessments and all other charges to or contributions by tenants under the Leases shall be prorated as follows: with respect to percentage rents, and upon receipt by Purchaser, Purchaser shall furnish to Seller copies of all sales reports from tenants relative thereto, including, without limitation, all sales reports with respect to any tenants whose lease years have expired as of the Closing but whose sales reports were not available on Closing and sales reports of any tenants whose lease year expires after the Closing, and the amount of any rents (including, without limitation, percentage rents), reimbursement or contribution to be made by any tenant shall be made in accordance with such tenant's Lease as now existing and Purchaser shall promptly pay to Seller a prorata portion of such rents, reimbursement or contribution, based upon apportionment being made as of the Closing Date, promptly after the date when such rents, reimbursement or contribution is received from the tenant;

                    (c)  the amount of security deposits paid under the Leases;

                    (d) water, electric, telephone and all other utility and fuel charges, fuel on hand (at cost plus sales tax), and any deposits with utility companies (to the extent possible, utility prorations will be handled by meter readings on the day immediately preceding the Closing Date);

                    (e) amounts due and prepayments under the Service Contracts; provided, however, that Purchaser shall be responsible for the payment of any termination fees payable in connection with the termination of any Service Contracts required by Purchaser at Closing, together with the amounts due under such Service Contracts from the Closing Date through the effective date of such terminations;

                    (f)  assignable license and permit fees; and

                    (g) other similar items of income and expenses of operation customarily prorated in transactions of this nature.

               (ii) Notwithstanding the foregoing, Seller shall in all events be entitled to retain amounts paid by tenants for real estate taxes and assessments and common area expenses as of the Closing to the extent not in excess of such taxes and expenses paid by Seller for the period prior to the Closing Date. Further, for purposes of this Section 4(C), the amount of any expense credited by one party to the other shall be deemed an expense paid by that party.

          D.   Closing Costs.

          All transfer taxes, documentary stamps, title insurance premiums, recording charges and escrow fees shall be shared equally by Seller and Purchaser. Purchaser shall, however, be responsible for its own due diligence costs and expenses, including the cost of any survey of the Property, and Seller and Purchaser shall each be solely responsible for the fees of their respective attorneys and for any other costs and expenses respectively incurred by such party in connection with this transaction.

          E.   Possession.

          Upon Closing, Seller shall deliver to Purchaser possession of the Property, subject to such matters as are permitted by or pursuant to this Agreement.

     5.   REPRESENTATIONS, WARRANTIES AND COVENANTS

          A.   Seller's Representations:

               (i) Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Florida and is authorized to own and convey title to land in the State of Florida.

               (ii) Seller has the full legal right, power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by Seller pursuant hereto, to consummate the transaction contemplated in this Agreement and to perform its obligations under this Agreement and the foregoing Seller documents.

               (iii) There are no material Service Contracts affecting the Property or its operation except as listed on the attached Exhibit B.

               (iv) All of the Leases affecting the Property are identified on the rent roll attached to this Agreement as Exhibit C, and the information noted thereon is accurate and complete in all material respects. The security deposits paid by the tenants under the Leases and retained by Seller are as set forth on Exhibit D, and the information noted thereon is accurate and complete in all material respects. Seller agrees to promptly notify Purchaser of any new leases, or amendments thereto, or additional contracts pertaining to the Property entered into by Seller during the Review Period. Any tenant improvements contracted for by Seller during the Review Period shall be Seller's responsibility unless otherwise agreed to by the parties in writing. Provided this Agreement has not been terminated, Seller will not enter into any new leases, lease amendments or additional contracts pertaining to the Property after expiration of the Review Period and prior to the Closing Date without Purchaser's prior written consent.

               (v) As of the date of this Agreement, Seller has not received from any governmental authority written notice of (a) any violation of any municipal, state or federal law, rule or regulation which has not been fully cured in all material respects, or (b) any pending or threatened condemnation proceedings affecting any portion of the Property. In the event Seller receives any such notification affecting the Property prior to Closing, Seller will promptly notify Purchaser.

               (vi) To the best of Seller's knowledge, as of the date of this Agreement Seller has not been served with any litigation which is still pending with respect to the Property that would affect title to the Property after Closing or the enforcement of any of the Leases.

               (vii) At all times during the Review Period upon reasonable notice by Purchaser to Seller, Seller shall make available to Purchaser for Purchaser's review at Seller's offices in Maitland, Florida, the following documentation relating to the Property, to the extent in Seller's possession (collectively, the "Due Diligence Documentation"):

               (a) true and accurate copies of all Leases and any and all amendments and subleases relating thereto;

               (b) true and accurate copies of all Service Contracts and any other documents related thereto;

               (c) all records relating to building operating expenses, including the real estate ad valorem tax bills for the previous three (3) years for the Property and a copy of the most recent tax bill for the Property;

               (d) all geo-technical or related studies relating to the Property, and any environmental assessments of the Property;

               (e)   any existing survey of the Property; and

               (f) "as built" plans and specifications for the Property and any and all plans, specifications, studies or analyses for the remodel or rehabilitation of the Property.

Seller shall forward copies of such Due Diligence Documentation to Purchaser as soon as reasonably practicable after Seller's receipt of request therefor from Purchaser; provided, however, that any delay in such delivery shall in no event effectuate an extension of the Review Period.

          (viii) As a condition precedent to Closing, Seller shall furnish Purchaser with (a) estoppel certificates ("Tenant Estoppels"), dated no earlier than sixty (60) days prior to Closing, substantially in the form of either Exhibit E hereto or that required in accordance with the terms of the applicable Lease, from Publix and Eckerd Drugs (collectively, the "Major Tenants"), and (b) either (i) Tenant Estoppels, or (ii) estoppel certificates from landlord ("Landlord Estoppels"), in the form of Exhibit F hereto, from tenants occupying not less than fifty percent (50%) of the remaining space leased as of the date of this Agreement pursuant to valid and existing Leases; provided, however, that Seller's liability under any Landlord Estoppel shall terminate upon the sooner of (x) six months from the Closing Date, and (y) the date Purchaser receives a Tenant Estoppel with respect to such leased space. The Tenant Estoppels shall be completed by Seller and forwarded to Purchaser for approval prior to being sent to the tenants for execution, and shall be required to be furnished to Purchaser executed by Tenant with no materially adverse deviations from the forms first approved by Purchaser. In the event the required Tenant Estoppels are not available by the scheduled Closing Date, Purchaser may either waive the condition set forth in this Section 5.A(viii) or terminate this Agreement (upon which termination Purchaser shall be entitled to a refund of the Earnest Money).

     B.   Purchaser's Representations and Warranties.

               (i) Purchaser is a duly formed and validly existing corporation organized under the laws of the State of Georgia.

               (ii) Purchaser has the full legal right, power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by Purchaser pursuant to this Agreement (collectively, the "Purchaser Documents"), to consummate the transaction contemplated hereby, and to perform its obligations hereunder and under the Purchaser Documents.

          C. Restated at Closing. As of Closing, Seller and Purchaser shall be deemed to remake and restate the representations set forth in this Section 5, except these representations may be updated at Closing to reflect current facts and circumstances, provided the updated representations are not materially and adversely different than the originals. Should either party proceed to Closing with the knowledge of the other's violation of any representation contained in this Section 5, that party will be conclusively deemed to have waived any remedy therefor, including any adjustment in Purchase Price. The representations set forth in this Section 5 shall not survive the Closing.

     6.   CASUALTY LOSS AND CONDEMNATION.

     If, prior to Closing, the Property or any "material" (hereafter defined) part thereof shall be condemned, or destroyed or damaged by fire or other casualty, Seller shall promptly so notify Purchaser. In the event the effect of such condemnation or casualty is material, both Seller and Purchaser shall have the option to terminate this Agreement, but in the event neither party so exercises such option the transaction contemplated by this Agreement shall be consummated in accordance with the terms hereof notwithstanding such condemnation, destruction or damage. If neither party elects to exercise such termination option or if a casualty or condemnation is not "material", (a) at Closing Purchaser will receive a credit in the amount of any deductible required to be paid by the insured under the applicable insurance policy; (b) Seller shall not settle any claim with or against the insurer or condemning authority without Purchaser's consent, and Purchaser shall be entitled (i) after Closing to settle the loss under all policies of insurance applicable to the destruction or damage, and (ii) at Closing to receive the condemnation proceeds or the proceeds of insurance applicable thereto, and (c) at Closing Seller shall execute and deliver to Purchaser all customary proofs of loss, assignments of claims and other similar items. If either Seller or Purchaser elects to exercise such termination option and Purchaser is not then in default hereunder, the Earnest Money shall be returned to Purchaser by the Title Insurer upon Purchaser's return to Seller of all Property Information (as such term is defined in Section 10.K. hereof), in which event this Agreement shall, without further action of the parties, become null and void and neither party shall have any further rights or obligations under this Agreement. For purposes of this provision, a condemnation or casualty loss shall be deemed to be "material" if
(i) the cost of repairing or restoring the premises in question would be, in the opinion of an architect selected by Seller and reasonably approved by Purchaser, equal to or greater than Five Hundred Twenty Thousand Dollars ($520,000), (ii) such loss materially and detrimentally impairs access to the Property or its improvements, or (iii) the occurrence of such loss entitles a Major Tenant (defined herein) to terminate its Lease pursuant to a right granted such tenant under its Lease and Seller has not obtained, within thirty (30) days of the casualty, a waiver of such right.

     7.   BROKERAGE.

     Seller and Purchaser shall each indemnify and hold the other harmless from and against any and all claims of all brokers and finders claiming by, through or under the indemnifying party and in any way related to the sale and purchase of the Property, this Agreement or otherwise, including, without limitation, attorneys' fees and expenses incurred by the indemnified party in connection with such claim.

     8.   DEFAULT AND REMEDIES.

          A. Notwithstanding anything to the contrary contained in this Agreement, if Seller fails to perform in accordance with the terms of this Agreement, then, as Purchaser's sole and exclusive remedy hereunder and at Purchaser's option, either (i) the Earnest Money shall be returned to Purchaser, in which event this Agreement shall be null and void, and neither party shall have any rights or obligations under this Agreement, or (ii) upon notice to Seller not less than ten (10) days after Purchaser becomes aware of which failure, and provided an action is filed within thirty (30) days thereafter, Purchaser may seek performance of this Agreement, but not damages. Purchaser's failure to seek specific performance as aforesaid shall constitute its election to proceed under clause (i) above.

          B. If Purchaser fails to perform in accordance with the terms of this Agreement, the Earnest Money may be retained by Seller as liquidated damages. Seller and Purchaser acknowledge and agree that the Earnest Money is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Seller as a result of having withdrawn the Property from sale and the failure of Closing to occur due to a default of Purchaser under this Agreement, that the actual damages suffered and costs incurred by Seller as a result of such withdrawal and failure to close would be extremely difficult and impractical to determine, and that the Earnest Money is of such amount to constitute valid liquidated damages. If Purchaser is required to but does not deposit with the Title Insurer the Additional Earnest Money as provided for in Section 2(A)(i) above, the sum of $150,000 shall nonetheless be recoverable by Seller from Purchaser as Earnest Money and without prejudice to Seller's other rights and remedies.

          C. After Closing, Seller and Purchaser shall, subject to the terms and conditions of this Agreement, have such rights and remedies as are available at law or in equity, except that neither Seller nor Purchaser shall be entitled to recover from the other consequential or special damages.

     9.  CONDITION PRECEDENT - INSPECTION PERIOD

     Subject to Section 10(G) below, Purchaser shall have thirty (30) days after the date of this Agreement within which to inspect the Property (the "Review Period"). If Purchaser decides that it does not desire to purchase the Property and notifies Seller of such decision within the Review Period, the Earnest Money shall be returned to Purchaser, at which time this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement. Purchaser's failure to object within the Review Period shall be deemed a waiver by Purchaser of the condition contained in this Section 9.

     10.  MISCELLANEOUS.

          A. All understandings and agreements heretofore had between Seller and Purchaser with respect to the Property are merged in this Agreement, which alone fully and completely expresses the agreement of the parties. Purchaser acknowledges that it has inspected or will inspect the Property and that it accepts same in its "as is" condition, subject to use, ordinary wear and tear and natural deterioration. Purchaser further acknowledges that, except as expressly provided in this Agreement, neither Seller nor any agent or representative of Seller has made, and Seller is not liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Property.

          B. Neither this Agreement nor any interest hereunder shall be assigned or transferred by Purchaser without the prior written consent of Seller; provided, however, that such consent shall not be required in connection with a transfer by Purchaser of its rights hereunder to an entity which is either owned, controlled by, or under common control with Purchaser. Seller may assign or otherwise transfer its interest under this Agreement. As used in this Agreement, the term "Seller" shall be deemed to include any assignee or other transferee of any Seller. Upon any such transfer by a Seller, such Seller shall be relieved of any subsequently accruing liability under this Agreement. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Seller and Purchaser and their respective successors and assigns.

          C. This Agreement shall not be modified or amended except in a written document signed by Seller and Purchaser.

          D.   Time is of the essence of this Agreement.

          E. This Agreement shall be governed and interpreted in accordance with the laws of the State of Illinois.

          F. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally or by certified mail, return receipt requested, postage prepaid, by overnight courier (such as Federal Express), or by facsimile transmission, addressed as follows:

               1.   If to Seller:

                    First Capital Institutional Real Estate, Ltd.,-2
                    c/o Equity Properties and Development Limited Partnership Two North Riverside Plaza, Suite 1000
                    Chicago, Illinois  60606
                    Attention:  George Touras
                    FAX No.: (312) 454-0826

                    With a copy to:

                    Rosenberg & Liebentritt, P.C.
                    Two North Riverside Plaza, Suite 1600
                    Chicago, Illinois  60606
                    Attention:  John S. Santa Lucia, Esq.
                    FAX No.: (312) 454-0335

               2.   If to Purchaser:

                    Victory Developers, Inc.
                    506 45th Street, Suite B5
                    Columbus, Georgia  31904
                    Attention: Kent Cost
                    FAX No.: (706) 327-4413

                    With a copy to:


                    Kirbo & Kendrick
                    Attorneys at Law
                    206 West Water Street
                    P.O. Box 425
                    Bainbridge, Georgia  31718

                    Attention:  David Kendrick, Esq.
                    FAX No.: (912) 246-3318

All notices given in accordance with the terms hereof shall be deemed received forty-eight (48) hours after posting, or when delivered personally or otherwise received. Either party hereto may change the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section 10(F).

          G. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall indemnify and hold Seller and its employees and agents, and each of them, harmless from and against any and all losses, claims, damages and liabilities (including, without limitation, attorneys' fees incurred in connection therewith) arising out of or resulting from Purchaser's exercise of its right of inspection as provided for in Section 9 above.

          H. Seller represents and warrants to Purchaser that it holds fee simple title to the Property. The foregoing representation and warranty, however, shall not survive the Closing.

          I. Acknowledging the prior use of the Property and Buyer's opportunity to inspect the Property, Buyer agrees to take the Property "as is" with all faults and conditions thereon. Any information, reports, statements, documents or records ("Disclosures") provided or made to Buyer or its constituents by Seller, its agents or employees concerning the environmental condition of the Property shall not be representations or warranties. Buyer shall not rely on such Disclosures, but rather, Buyer shall rely only on its own inspection of the Property. PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, OR (F) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING TERMITES OR WASTES, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., OR ANY HAZARDOUS SUBSTANCE, AS DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980 ("CERCLA"), AS AMENDED, AND REGULATIONS PROMULGATED THEREUNDER.

          Purchaser, its successors and assigns, hereby waive, release and agree not to make any claim or bring any cost recovery action or claim for contribution or other action or claim against Seller or its affiliates, directors, officers, employees, agents, attorneys, or assigns (collectively, "Seller and its Affiliates") based on (a) any federal, state, or local environmental or health and safety law or regulation, including CERCLA or any state equivalent, or any similar law now existing or hereafter enacted, (b) any discharge, disposal, release, or escape of any chemical, or any material whatsoever, on, at, to, or from the Property; or (c) any environmental conditions whatsoever on, under, or in the vicinity of the Property.

          J. In any lawsuit or other proceeding initiated by Purchaser under or with respect to this Agreement, Purchaser waives any right it may have to trial by jury. In addition, Purchaser waives any right to seek rescission of the transaction provided for in this Agreement.

          K. Except as may be required by law, without the prior written consent of Seller, and unless the Closing occurs, Purchaser shall not disclose to any third party the existence of this Agreement or any term or condition thereof or the results of any inspections or studies undertaken in connection herewith or any other information made available for review by Purchaser in any way relating to the Property, the operation thereof or the sale thereof (collectively, the "Property Information"). Notwithstanding the foregoing, Seller and Purchaser agree that prior to Closing, the Property Information may be transmitted by Purchaser to its directors, officers, employees, affiliates, partners, brokers, agents or other representatives (including, without limitation, attorneys, accountants, contractors, consultants, engineers and financial advisors) (collectively, "Purchaser's Representatives") for the purpose of evaluating the Property and preparing for Closing, provided that such representatives are informed by the Purchaser of the confidential nature of the Property Information. In addition to any other remedies available to Seller under this Agreement, Seller shall have available to it such rights and remedies as may be available at law or in equity in order to enforce the provisions of this Section 10.K., including without limitation injunctive relief or specific performance against Purchaser or Purchaser's Representatives. The provisions of this Section 10.K. shall survive the termination of this Agreement and the Closing.

          L. If for any reason Purchaser does not consummate the Closing, then Purchaser shall, upon Seller's request, assign and transfer to Seller all of its right, title and interest in and to any and all studies, reports, surveys and other information, data and/or documents relating to the Property or any part thereof prepared by or at the request of Purchaser, its employees and agents, and shall deliver to Seller copies of all of the foregoing.

          M. Pursuant to Section 404.05618, Florida Statues (1988), the following notification regarding radon gas is hereby made, and all parties executing this Agreement acknowledge receipt of this notification:

               Radon Gas: "Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit".

          N. Seller and Purchaser hereby designate Title Insurer to act as and perform the duties and obligations of the "reporting person" with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transaction closed on or after January 1, 1991. In this regard, Seller, Purchaser and Title Insurer each agree to execute at Closing a Designation Agreement, designating Title Insurer as the reporting person with respect to the transaction contemplated by this Agreement.

          O. Purchaser may structure the acquisition of the Property as a like-kind exchange under Internal Revenue Code Section 1031 at Purchaser's sole cost and expense. Seller shall reasonably cooperate therein, provided that Seller shall incur no material costs, expenses or liabilities in connection with Purchaser's exchange and Seller shall not be required to take title to or contract for the purchase of any other property. If Purchaser uses a qualified intermediary to effectuate the exchange, any assignment of the rights or obligations of Purchaser hereunder shall not relieve, release or absolve Purchaser of its obligations to Seller.

     IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the date first above written.


                                   SELLER:

                                   FIRST CAPITAL INSTITUTIONAL REAL ESTATE,
                                     LTD.-2, a Florida limited partnership

                                   By:  First Capital Financial Corporation, a
                                        Florida corporation, its General Partner

                                   By:  _____________________________
                                        Its: ________________________



                                   PURCHASER:

                                   VICTORY DEVELOPERS, INC., a Georgia
                                     corporation


                                   By: ________________________________
                                   Its: _______________________________

                                 EXHIBITS

                    A - Legal Description
                    B - List of Service Contracts
                    C - Rent Roll
                    D - List of Security Deposits
                    E - Form of Tenant Estoppel Certificate

                                   EXHIBIT A
                                   ---------

                               Legal Description
                               -----------------

     A parcel of land lying in Section 3, Township 25 South, Range 37 East, Brevard County, Florida, the same being more particularly described as follows:

     Commence at the intersection of the west right of way line of State Road A-1-A with the north right of way line of Banana River Boulevard as shown on the plat of Cocoa Isles 11th (Cape Royal) Addition, Phase One, according to the plat thereof recorded in Plat Book 21 at Page 49 of the Public Records of Brevard County, Florida; thence run N 85 33' 50" W along said north right of way line for 197.27 feet to the point of beginning of the following described parcel of land; thence continue N 85 33' 50" W along said north right of way line for 252.72 feet to a point on the east line of Block B in Cocoa Isles 11th (Cape Royal) Addition, Phase Two, according to the plat thereof recorded in Plat Book 21 at Pages 50 and 51 of the Public Records of Brevard County, Florida; thence run N 7 20' 47" E along said east line for 884.41 feet to a point that is S 7 20' 47" W, 150.00 feet from the northeast corner of said Block B; thence run S 88 47' 37" E for
     449.88 feet to a point on the east right of way line of State Road A-1-A; thence run S 7 23' 30" W for 719.75 feet; thence run N 85 33' 50" W for
     194.59 feet; thence run S 7 20' 47" W for 190.07 feet to the point of beginning, said parcel contains 8.357 acres more or less.

                                   EXHIBIT B
                                   ---------

                           LIST OF SERVICE CONTRACTS
                           -------------------------

1. Service Contract dated April 1, 1997 by and between The Rubin Organization, Inc., as agent for Seller, and Brighter Image for trash and general cleaning and maintenance services.

2. Service Contract dated April 1, 1997 by and between The Rubin Organization, Inc., as agent for Seller, and Britt's Air Conditioning & Heating for HVAC maintenance services.

3. Services Agreement dated January 1, 1995 by and between Equity Properties and Development Limited Partnership and Lor-Del Services for landscaping services.

                                   EXHIBIT C
                                   ---------

                                   RENT ROLL
                                   ---------

                                [See attached]

                                   EXHIBIT D
                                   ---------

                           LIST OF SECURITY DEPOSITS
                           -------------------------

                                [See attached]

                                   EXHIBIT E
                                   ---------

                          TENANT ESTOPPEL CERTIFICATE
                          ---------------------------

                      Banana River Square Shopping Center
                              Cocoa Beach, Florida


     The undersigned, having the power and authority to do so, this ____ day of ______________, 1997, hereby states as follows:



1. That the undersigned is the tenant ("Tenant") under a Lease which covers certain premises (the "Leased Premises") located in Banana River Square Shopping Center, Cocoa Beach, Florida (the "Lease") about which the following is true and correct:


     a)   Tenant:

     b)   Landlord:

     c)   Lease Dated:

     d)   Expiration Date:

     e)   Minimum Rental:

     f)   Security Deposit:

     g)   Amendments or Modifications of Lease:

     h)   Renewal Options:

2. That all minimum guaranteed rent, additional rental and other charges (including, if applicable, common area maintenance charges and charges made by Landlord with respect to real estate taxes and insurance) have been paid prior to and including ______________, 1997, except as follows:
______________________________________________________________________________

______________________________________________________________________________.

3. That the Lease, as of the date hereof, is in full force and has not been modified or amended in any respect whatsoever, except as noted in paragraph 1(g) above.

4. That to the best knowledge and belief of Tenant, the Landlord is not in default under any of the terms or provisions of the Lease to be performed by the Landlord.

5. Any improvements contemplated by the Lease described in paragraph 1 above have been fully completed and accepted by the parties.

6. The Lease does not contain any provision for purchase of any part of the property by Tenant.


     IN WITNESS WHEREOF, the undersigned has executed this Estoppel Certificate as of the date and year first set forth above.

as tenant, dated ____________________, 19______, for certain space (the
"Premises") located in the aforementioned shopping center.


                                    _______________________________


                                    By:__________________________
                                    Its: ________________________

                                   EXHIBIT F
                                   ---------

                        LANDLORD'S ESTOPPEL CERTIFICATE
                        -------------------------------



Re:____________________________

Gentlemen:


______________________________, as Landlord (the "Landlord"), entered into a lease (the "Lease") with the undersigned, as tenant, dated ____________________, 19______, for certain space (the "Premises") located in the aforementioned shopping center.

Knowing that you or your successors and assigns and all parties having any interest in the Premises are relying upon the accuracy of the information contained herein, the undersigned certifies as follows:

1. The Lease is in full force and effect, and Tenant is in actual possession of the Premises.

2. The Lease has not been modified, supplemented or amended in any way, except as indicated therein or by the following agreements:

3. All work required by the Lease to be performed by the Landlord as of the date hereof has been completed and is in accordance with the provisions of the Lease.

4. The undersigned has received no written claim from Tenant for any offset, set-off, rebate, concession, abatement or defense against or with respect to rent, additional rent or other sums payable under the terms of the Lease.

5. There are no defaults under the terms of the Lease by the undersigned, and to its knowledge, there are no defaults by Tenant under the Lease.

6. To the undersigned's knowledge, no event has occurred which, with the passage of time or the giving of notice, or both, will constitute a default under the terms of the Lease.


Very truly yours,

By:__________________________       Date:__________________________
     Authorized signatory

                                       1